TAX SHARING AGREEMENT


THIS AGREEMENT is entered into by and between Equitable Life Insurance Company of Iowa ("EQUITABLE"), USG Annuity & Life Company ("USG"), and Golden American Life Insurance Company ("Golden")(USG and Golden referred to herein as "the Subsidiary").

                                   WITNESSETH:

WHEREAS, EQUITABLE and the Subsidiary are members of an affiliated group, as that term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), which expects to file a consolidated federal income tax return for each taxable year during which the Subsidiary are includible corporations qualified to so file; and

WHEREAS, it is desirable for the Subsidiary and EQUITABLE to enter into this Tax Sharing Agreement ("Agreement") to provide for the manner of computation of the amounts and timing of payments with regard thereto by EQUITABLE to the Subsidiary and by the Subsidiary to EQUITABLE, and various related matters;

NOW, THEREFORE, in consideration of the agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   AMOUNT OF PAYMENTS
     ------------------

     a. GENERAL - For each taxable year during which the Subsidiary is included in a consolidated federal income tax return with EQUITABLE, the Subsidiary will pay to EQUITABLE an amount equal to the regular federal income tax liability (including any interest, penalties and other additions to tax) that the Subsidiary would pay on its taxable income if it were filing a separate, unconsolidated return, provided that (i) Tax Assets (as defined herein) will be treated in accordance with subsection (b) of this section, (ii) intercompany transactions will be treated in accordance with income tax regulations governing intercompany transactions in consolidated returns and subject to any election which may be made by EQUITABLE with regard thereto; (iii) the Subsidiary's payment will be increased to the extent that the Subsidiary generates Other Taxes, as determined in accordance with subsection (d) of this section; (iv) such computation will be made as though the highest rate of tax specified in subsection (b) of Section 11 of the Code were the only rate set forth in that subsection, and
          (v) such computation shall reflect the positions, elections and accounting methods used by EQUITABLE in preparing the consolidated federal income tax return for EQUITABLE and the Subsidiary.

     b. TAX ASSETS - "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, dividends received deduction or any other deduction, credit or tax attribute which could reduce taxes. Except as provided in subsection (c) of this section, for each taxable year during which the


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


          Subsidiary is included in a consolidated federal income tax return with EQUITABLE, EQUITABLE will pay to the Subsidiary an amount equal to the tax benefit of the Subsidiary's Tax Assets generated in such year. The valuation of the tax benefit attributable to the Subsidiary's Tax Assets shall be made by EQUITABLE, and shall be determined without regard to whether such Tax Assets are actually utilized in the reduction of the consolidated federal income tax liability for any consolidated taxable year.

     c. Separate Return Years - To the extent any portion of a Tax Asset of the affiliated group is carried back to a pre-consolidation separate return year of the Subsidiary (whether by operation of law or at the discretion of EQUITABLE) the Subsidiary shall not be entitled to payment from EQUITABLE with respect thereto. This shall be the case whether or not that the Subsidiary actually receives payment for the benefit of such Tax Asset from the Internal Revenue Service ("IRS") or from the parent of a former affiliated group.

     d. Other Taxes - For any taxable year in which the affiliated group incurs taxes (other than the alternative minimum tax) such as ITC recapture, environmental tax, etc. ("Other Taxes"), such taxes, to the extent directly allocable to particular members of the affiliated group, will be paid by such members. To the extent such taxes are not directly allocable to particular members of the affiliated group, such taxes will be paid by EQUITABLE and/or the Subsidiary producing the attributes that give rise to such taxes, in the proportion that such attributes bear to the total amount of such attributes.

     e. ALTERNATIVE MINIMUM TAX ("AMT") AND RELATED MINIMUM TAX CREDIT ("MTC")- For any taxable year in which the affiliated group incurs an AMT or utilizes a MTC, the Subsidiary producing the attributes that give rise to the AMT or MTC shall pay to, or receive from, EQUITABLE such AMT or MTC amount respectively. The calculation of the AMT or MTC shall be subject to a methodology determined by EQUITABLE in its sole discretion, provided, however, that any method adopted by EQUITABLE shall not be changed without prior notification to the Subsidiary. Any payments required under this subsection are in addition to payments required under the previous subsections.

     f. Unless specifically approved in writing, all payments made pursuant to this Agreement by the Subsidiary shall be made by the Subsidiary, and not by any other company or business unit on behalf of the Subsidiary.

2.   INSTALLMENT PAYMENTS
     --------------------

     a. DETERMINATION AND TIMING - During and following a taxable year in which the Subsidiary is included in a consolidated federal income tax return with EQUITABLE, it shall pay to EQUITABLE, or receive from EQUITABLE, as the case may be, installment payments of the amount determined pursuant to section 1 of this Agreement. Payments shall take place on the dates, on the bases of calculations, and in amounts that produce cumulative installments, as follows:


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


DATE                           BASIS OF CALCULATION                          CUMULATIVE INSTALLMENT
----                           --------------------                          ----------------------
April 15                       Prior year annual financial statement         25% of tax liability as determined in prior
                                                                             year financial statements results updated for
                                                                             known adjustments

June 15                        March 31 three month financial statement      50% of tax liability as determined by current
                                                                             financial statement annualized results

September 15                   June 30 six month financial statement         75% of tax liability as determined by current
                                                                             financial statement annualized results

December 15                    September 30 nine month financial             100% of tax liability as determined by
                               statement                                     current financial statement annualized results

March 15                       Year-end annual financial statement           100% of tax liability as determined by actual
                                                                             financial statements results for prior year
                                                                             updated for known adjustments

Not earlier than September     Final tax return                              100% of tax liability for prior year
15 of the following year


          The due dates, basis of calculation and cumulative installments set forth above and made during a taxable year are intended to correspond to the applicable percentages as set forth in Section 6655(e)(2)(B)(ii) of the Code. Should the Code be amended to alter such provisions, it is hereby agreed by the parties to this Agreement that the provisions will correspondingly change. EQUITABLE may revise the schedule of installment payments set forth in this paragraph, and may provide for annual rather than quarterly payments in cases where amounts due fall below a certain threshold, although any such change shall be prospective and shall not take effect prior to written notice to the Subsidiary.

     b. Estimated Taxes and Other Amounts - EQUITABLE shall pay required installments of federal estimated taxes pursuant to Code section 6655, and such other amounts with respect to taxes shown on the consolidated return for the taxable year pursuant to any other applicable provision of the Code ("tax payment"), to the IRS on behalf of itself and each Subsidiary. EQUITABLE shall have the sole right to determine the amount of each such tax payment with respect to the affiliated group's tax liability for the taxable year.


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


     c. ADDITIONAL PAYMENTS BY SUBSIDIARY - Should the amount of any tax payment made by EQUITABLE under this section exceed the sum of installment payments made by the Subsidiary for any corresponding installment date pursuant to section 2 of this Agreement, EQUITABLE may, in its sole discretion, determine such Subsidiary's fair and reasonable share of that excess, and notify such Subsidiary thereof and such amount shall be paid over to EQUITABLE within 15 business days of the date of notification by EQUITABLE. Should EQUITABLE make any tax payment to the IRS on a date that does not correspond to the installment dates pursuant to section 2, the Subsidiary will pay over to EQUITABLE an amount which EQUITABLE may in its sole discretion, determine to be due from the Subsidiary.

     d. Penalty in Addition to Tax - If a penalty or an addition to tax for underpayment of estimated taxes is imposed on the affiliated group with respect to any required installment under section 6655 of the Code, EQUITABLE shall, in its sole discretion, determine the amount of the Subsidiary's share of such penalty or addition to tax, which amount shall be paid over to EQUITABLE within 15 business days of the date of notification by EQUITABLE.

3. ADJUSTED RETURNS - If any adjustments are made to the income, gains, losses, deductions or credits of the affiliated group for a taxable year during which the Subsidiary is a member, whether by reason of the filing of an amended return, or a claim for refund with respect to such taxable year, or an audit with respect to such taxable year by the IRS, the amounts due under this Agreement for such taxable year shall be redetermined by taking into account such adjustments. If, as a result of such redetermination, any amounts due under this Agreement shall differ from the amounts previously paid, then, except as provided in section 6 hereof, payment of such difference shall be made by the Subsidiary to EQUITABLE or by EQUITABLE to the Subsidiary, as the case may be, (a) in the case of an adjustment resulting in a refund or credit, not later than thirty (30) days after the date on which such refund is received or credit is allowed with respect to such adjustment or (b) in the case of an adjustment resulting in the assertion of a deficiency, not later than thirty (30) days after the Subsidiary is notified of the deficiency. Any amounts due to or from a Subsidiary under this section shall be determined with respect to such refund or deficiency and any penalties, interest or other additions to tax which may be imposed. EQUITABLE shall indemnify the Subsidiary in the event the Internal Revenue Service levies upon the Subsidiary's assets for unpaid taxes in excess of the amount required to be paid by the Subsidiary in relation to a consolidated federal income tax return filed pursuant to this Agreement.

4. PROCEDURAL MATTERS - EQUITABLE shall prepare and file the consolidated federal income tax return and any other returns, documents or statements required to be filed with the IRS with respect to the determination of the federal income tax liability of the affiliated group. In its sole discretion, EQUITABLE shall have the right with respect to any consolidated federal income tax returns which it has filed or will file, (a) to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions may be requested and (iii) the


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


     elections that will be made by the Subsidiary, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refunds to which the affiliated group may be entitled shall be paid by way of refund or credited against the tax liability of the affiliated group. Each Subsidiary hereby irrevocably appoints EQUITABLE as its agent and attorney-in-fact to take such action (including the execution of documents) as EQUITABLE may deem appropriate to effect the foregoing.

5. ADDITIONAL MEMBERS - If future subsidiaries are acquired or created and they participate in the consolidated federal income tax filing, such subsidiary shall join in and be bound by this Agreement. This section will also apply to subsidiaries that are not eligible immediately to join the affiliated group, when they become eligible to join the affiliated group.

6. COMPANIES LEAVING EQUITABLE GROUP - Except as specifically treated to the contrary herein, the Subsidiary shall be treated as having withdrawn from this Agreement when the Subsidiary ceases to be a member of the affiliated group, or upon signing a letter of intent or a definitive agreement to sell the Subsidiary. Notwithstanding any provision to the contrary in section 2 hereof, amounts payable to or receivable from EQUITABLE shall be recomputed with respect to the Subsidiary, including an estimate of the remaining taxes actually payable or receivable upon the filing of the consolidated tax return for the year of withdrawal, as of the last day the Subsidiary is a member of the affiliated group. Any amounts so computed as due to or from EQUITABLE to or from an existing Subsidiary shall be paid prior to its leaving the group, provided, however, that any deficiency or excess of taxes determined on the basis of the tax return filed for the year of withdrawal, and paid to or from EQUITABLE related to the tax liability of the Subsidiary for the portion of the year of withdrawal during which it had been a member of the affiliated group, shall be settled not later than November 15 of the year following the year of the date of withdrawal, in accordance with section 2 of this Agreement.

     The extent to which EQUITABLE or such Subsidiary is entitled to any other payments as a result of adjustments, as provided in section 3 hereof, determined after the Subsidiary has left the affiliated group but affecting any taxable year during which this Agreement was in effect with respect to EQUITABLE and the Subsidiary, shall be provided for pursuant to a separate written agreement between EQUITABLE and the Subsidiary, or its new owner, or in the absence of such agreement, pursuant to the provision of section 3 hereof. Tax benefits arising from the Tax Assets of the Subsidiary carried back to tax years during which the Subsidiary was a member of the affiliated group shall not be refunded to the Subsidiary, unless specifically provided for pursuant to a separate written agreement between EQUITABLE and the Subsidiary, or its new owner.

     In the case of any Tax Asset of the Subsidiary (i) that arose in a consolidated taxable year during which it was a member of the affiliated group, (ii) for which the Subsidiary was paid by EQUITABLE pursuant to
     Section 1(b) of this Agreement, and (iii) which has not been utilized in the reduction of the consolidated federal income tax liability of the affiliated group for any consolidated taxable period ending on or before the date that the Subsidiary leaves the group, the Subsidiary shall repay


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


     to EQUITABLE prior to the time it leaves the group the amount of the tax benefit previously received with respect to the Tax Asset.

7. BOOKS AND RECORDS - The books, accounts and records of EQUITABLE and the Subsidiary shall be maintained so as to provide clearly and accurately the information required for the operation of this Agreement. Notwithstanding termination of this Agreement, all materials including, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated federal income tax return shall be made available to EQUITABLE and/or the Subsidiary during regular business hours. Records will be retained by EQUITABLE and by the Subsidiary, in a manner satisfactory to EQUITABLE, adequate to comply with any audit request by the IRS or appropriate State taxing authority, and, in any event to comply with any record retention agreement entered into by EQUITABLE or the Subsidiary with such taxing authority.

8. EARNINGS AND PROFITS - The earnings and profits of EQUITABLE and the Subsidiary shall be determined during the period in which they are members of the affiliated group filing a consolidated tax return by allocating the consolidated tax liability in accordance with Income Tax Regulations ss.ss.1.1552-1(a)(2) and 1.1502-33(d)(3).


9. ESCROW AGREEMENTS - The parties hereto agree that, to the extent required by applicable law, they shall enter into and file with appropriate jurisdictions any escrow agreements or similar contractual arrangements with respect to the taxes covered by this Agreement. The terms of such agreements shall, to the extent set forth therein, and with respect to the parties thereto, prevail over the terms of this Agreement.

10. TERMINATION - This Agreement shall be terminated if EQUITABLE and the Subsidiary agree in writing to such termination or if the affiliated group fails to file a consolidated federal income tax return for any taxable year.

11. ADMINISTRATION - This Agreement shall be administered by the Vice President of Taxes of EQUITABLE or, in his/her absence, by any other officer of EQUITABLE so designated by the Controller of EQUITABLE. Disputes between EQUITABLE and the Subsidiary shall be resolved by the Vice President of Taxes of EQUITABLE or other designated officer and the senior financial officer of each Subsidiary involved in the dispute.

12. PERIOD COVERED - This Agreement shall be effective with respect to each party thereto upon signing by such party, and shall supersede all previous agreements between EQUITABLE and any Subsidiary with respect to the matters contained herein and such previous agreement shall thereupon terminate. The Agreement shall apply to the taxable year 2001, to all prior taxable years which are open to adjustments as provided in section 3 hereof (to the extent not subject to any separate tax sharing agreement) and to all subsequent periods unless and until amended or terminated, as provided in section 10 hereof.


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


IN WITNESS WHEREOF, the parties herto have excuted this Tax Sharing Agreement.


Equitable Life Insurance Company of                           By: /s/ Paula Cludray-Engelke
Iowa                                                              ----------------------------------------------------
                                                                  Title:  Secretary





USG Annuity & Life Company                                    By  /s/ Paula Cludray-Engelke
                                                                  ----------------------------------------------------
                                                                  Title:  Secretary



Golden American Life Insurance Company                        By  By  /s/ Paula Cludray-Engelke
                                                                  ----------------------------------------------------
                                                                  Title:  Secretary







                                       7